Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Barbara K. Hembree
April 29, 2010	317.465.0445
bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Announces
2010 First Quarter Dividend and Financial Results

Indianapolis, IN… On April 29, 2010, the Board of Directors of the Federal Home Loan Bank of Indianapolis (FHLBI) declared dividends on Class B-1 and Class B-2 stock at annualized rates of 2.00% and 1.60%, respectively. This represents no change in the dividend rates from the previous quarter. These dividends will be paid in cash on April 30, 2010.

Net Income was $32.3 million for the first quarter of 2010, an increase of $10.5 million or 48%, compared to $21.8 million for the first quarter of 2009.  The increase was primarily due to lower other-than-temporary impairment credit-related charges on our private-label mortgage-backed securities, which were $6.1 million for the first quarter of 2010, compared to $18.6 million for the first quarter of 2009. Net Interest Income for the quarter increased slightly, as higher spreads were offset by a decrease in average interest-earning assets.

Total Regulatory Capital increased slightly to $2.9 billion at March 31, 2010, which exceeded all applicable regulatory capital requirements. Total Capital (GAAP) increased slightly to $1.8 billion at March 31, 2010.

More detailed information about our financial results for the quarter ended March 31, 2010, will be included in our Quarterly Report on Form 10-Q which we intend to file in mid-May.  All amounts referenced as of and for the quarter ended March 31, 2010, are unaudited.

Financial Highlights ($ amounts in millions)

Statement of Condition	March 31, 2010	December 31, 2009
Investments(1)	$16,825	$14,994
Advances	21,582	22,443
Mortgage Loans Held for Portfolio	6,990	7,272
Total Assets	47,072	46,599
Consolidated Obligations, net	42,804	42,158
Mandatorily Redeemable Capital Stock	751	756
Capital Stock, Class B Putable	1,732	1,726
Retained Earnings	373	349
Accumulated Other Comprehensive Income (Loss)	(344)	(329)
Total Capital (GAAP) (2)	1,761	1,746
Total Regulatory Capital(3)	2,856	2,831

(1) Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, and Federal Funds Sold.
(2) Total Capital (GAAP) is Capital Stock, Class B Putable plus Retained Earnings and Accumulated Other Comprehensive Income (Loss).
(3) Total Regulatory Capital is Total Capital (GAAP) plus Mandatorily Redeemable Capital Stock less Accumulated Other Comprehensive Income (Loss).

	For the Quarter Ended
Statement of Income	March 31, 2010	March 31, 2009
Net Interest Income	$62	$61
Net Other-Than-Temporary Impairment Losses	(6)	(19)
Other Expenses	11	12
Total Assessments	12	8
Net Income	32	22

Safe Harbor Statement

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” or the negative of these terms or comparable terminology.  Any forward-looking statements contained in this document reflect our current beliefs and expectations.  Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Forward-looking statements contained in this document speak only as of the date on which they were made.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships, Serving Communities
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks headquartered in Indiana and Michigan. For more information about the FHLBI and its Affordable Housing Program, visit www.fhlbi.com.